Exhibit 99.1
The First Bancorp Reports Third Quarter Earnings
DAMARISCOTTA, ME, October 21, 2020 – The First Bancorp (Nasdaq: FNLC), parent company of First National Bank, today announced operating results for the three months ended September 30, 2020. Unaudited net income was $7.1 million, a new quarterly record for the Company, and up $807,000 or 12.8% from the $6.3 million reported for the three months ended September 30, 2019. Earnings per common share for the period on a fully diluted basis were up $0.07 to $0.65 per share, an increase of 12.1% from the prior year. The Company also reported results for the nine months ended September 30, 2020. Net income was $20.2 million, up $1.3 million or 7.0% from the first nine months of 2019, with earnings per share on a fully diluted basis of $1.84, up $0.11 or 6.4% from the same period in 2019.

“With great appreciation for the team of dedicated professionals at The First Bancorp, I'm pleased to report that the Company posted strong operating results in the third quarter", commented Tony C. McKim, the Company’s President and Chief Executive Officer. "Earnings of $7.1 million for the period increased $526,000 from the second quarter, and marked a new quarterly earnings record. Net interest income before loan loss provision increased $254,000 from the second quarter and $1.5 million from the third quarter of 2019. Non-interest revenue increased $204,000 from the second quarter, and $1.3 million, or 36.0%, year-over-year, driven by continued strong mortgage banking revenue. Operating expenses in the third quarter remained controlled as demonstrated by an efficiency ratio of 45.97% for the quarter, down from 52.08% for the same period a year ago."
Mr. McKim continued, "The Company continues to support our customers and community partners in addressing the impact of COVID-19. First National Bank granted over 1,700 Paycheck Protection Program (PPP) loans with more than $97 million disbursed to Maine small businesses at an average loan size of less than $60,000. We are now working with those borrowers and the Small Business Administration towards forgiveness of loan balances per program guidelines. The Bank has also worked with nearly 1,100 borrowers economically impacted by the virus, to modify or defer loan payments during this crisis.
The lobbies of our sixteen banking offices re-opened in mid-June to serve customers under appropriate safety and social distancing protocols; currently approximately 25% of our staff continues to work remotely.

And lastly, I am excited to share that on September 3rd, 2020 we announced the signing of an agreement to acquire a retail banking branch in Belfast, pending regulatory approval. The branch in Belfast would be our 17th and take us into Waldo County, bridging the gap between Knox and Hancock counties. We look forward to bringing First National Bank's brand of "Dream First" banking to the area later this year."
THIRD QUARTER 2020 FINANCIAL HIGHLIGHTS
•Net income increased 12.8% compared to the third quarter of 2019.
•Pre-tax, pre-provision net income (non-GAAP) increased 33.1% compared to the third quarter of 2019
•Total Assets increased $29.5 million in the third quarter to $2.3 billion.
•Low-cost deposits as of September 30, 2020 totaled $1.0 billion, an increase of $102.7 million in the quarter.
•Tangible Book Value increased to $17.32 per share, up from $17.07 at June 30, 2020 and $16.39 at September 30, 2019.
FINANCIAL CONDITION
Total assets at September 30, 2020 were $2.3 billion, up $29.5 million in the third quarter and up $263.4 million from a year ago. Earning assets increased $31.5 million during the quarter and have increased $258.8 million year-over-year. Loan balances fell $15.0 million in the third quarter, while investments increased $18.6 million. Commercial real estate and construction loans increased $14.8 million during the period, offset by an $18.7 million drop in other commercial loans, a $5.5 million reduction in municipal loans, and a $4.0 million decline in home equity line of credit balances. Overall loan growth excluding PPP has totaled $42.2 million, or 3.26%, year-to-date, and $75.8 million, or 6.0%, year-over-year. PPP loans totaled $97.3 million at the end of the third quarter.
Total deposits at September 30, 2020 were $1.8 billion, up $22.9 million during the quarter, and up $139.8 million or 8.6% from September 30, 2019. Low-cost deposits increased $102.7 million in the third quarter, a level consistent with the seasonal lift experienced in the third quarter over the past several years. The increase in low-cost deposits allowed for a decrease in higher cost funding sources; Certificate of Deposit balances were down $66.7 million for the quarter.
The Company’s capital position remained strong as of September 30, 2020, with an estimated total risk-based capital ratio of 15.53%, and an estimated leverage capital ratio of 8.42%. The total capital ratio compares favorably to 15.03% as of June 30, 2020 and 15.44% as of September 30, 2019. The leverage capital ratio is level with the immediate prior quarter end, and is down from

8.82% at September 30, 2019, the result of asset growth, including the $97.3 million in PPP loan balances. The Company is eligible and enrolled to participate in the Federal Reserve's Paycheck Protection Program Liquidity Facility (PPPLF), but to date has elected not to do so. Had PPPLF been utilized to its fullest extent, the leverage capital ratio as of September 30, 2020 is estimated to have been 8.80%. Each of the Company’s capital ratios remain well in excess of regulatory requirements.
ASSET QUALITY & PROVISION FOR LOAN LOSSES
Asset quality remains stable. As of September 30, 2020, the ratio of non-performing assets to total assets was 0.43%, up slightly from 0.41% at June 30, 2020, and improved from 0.84% at September 30, 2019. Net charge-offs for the quarter were an annualized 0.15% of total loans; the year-to-date annualized charge-off rate of 0.08% of total loans is in line with the 0.07% experienced in the year ended December 31, 2019. Past due loans were 0.89% of total loans as of September 30, 2020, up modestly from 0.66% of total loans at June 30, 2020, and 0.78% as of September 30, 2019.
The provision for loan losses totaled $1.8 million in the third quarter of 2020, compared with $250,000 for the same period in 2019. Despite stable non-performing asset levels, continued positive charge-off metrics, and modest changes in the level of past due loans, management continues to view it prudent to consider the uncertainties brought about by COVID-19 and the potential impact to borrowers in its provision analysis. The allowance for loan losses stood at 1.07% of total loans as of September 30, 2020, up from the 0.97% of total loans at June 30, 2020, and 0.93% of loans at September 30, 2019. If PPP loan balances are excluded, the allowance as of September 30, 2020 would stand at 1.14% of total loans.
Through September 30, 2020, the Bank had processed 996 loan modification requests for interest-only payments or deferred payments in conformance with the CARES Act or inter-agency guidance issued in March, representing $279.7 million in loan balances, or approximately 20.8% of the loan portfolio excluding PPP balances. Of the $279.7 million total, $228.1 million were in the commercial and municipal loan portfolios, $50.5 million were residential real estate secured loans, and $1.1 million were consumer loans.
As of September 30, 2020, loans totaling $81.0 million, or 6% of all loans, remained in either their original modification or a subsequent modification.

Modification statuses in the two primary segments are summarized below:

Commercial/Municipal Loan Modifications
	Units	Percentage	Balance (000's)	Percentage
Paid Off	34	6%	$6,031	3%
Subsequent Modification	41	7%	20,443	9%
Still in Original Modification	55	9%	30,188	13%
Out of Modification	452	78%	171,407	75%
Total	582	100%	$228,069	100%

Residential Real Estate Modifications
	Units	Percentage	Balance (000's)	Percentage
Paid Off	17	5%	$3,102	6%
Subsequent Modification	97	28%	13,857	27%
Still in Original Modification	125	35%	15,565	31%
Out of Modification	111	32%	17,949	36%
Total	350	100%	$50,473	100%

Consumer loans totaling $967,000 also remain in modification as of September 30, 2020.

OPERATING RESULTS
Net Income for the three months ended September 30, 2020 was $7.1 million, up $807,000 or 12.8% from the three months ended September 30, 2019. The Company’s Return on Average Assets of 1.24% for the quarter was level with the third quarter of 2019. On a Pre-Tax, Pre-Provision (non-GAAP) basis, the third quarter 2020 Return on Assets was 1.79%, up from 1.52% the prior year. Return on Average Tangible Common Equity was improved year-over-year, at 14.81% for the third quarter of 2020, up from 14.01% for the third quarter of 2019. The Company's Efficiency Ratio (non-GAAP) was 45.97% in the third quarter of 2020, down from 46.23% in the immediately preceding quarter and from 52.08% in the third quarter of 2019. Year-to-date in 2020, the efficiency ratio (non-GAAP) stands at 50.00%, down from 51.12% for the first nine months of 2019. (GAAP Efficiency Ratio was 47.45% for the three months ended September 30, 2020, and 50.60% for the nine months then ended).
Contributing factors to the Company’s operating results in the three months ended September 30, 2020 included:
•Earning asset growth led to a $1.5 million increase in net interest income from the third quarter of 2019, an increase of 11.5%.

•Net interest margin for the third quarter of 2020 was 2.82%, down six basis points from the same period in 2019.
•Non-interest income was $4.8 million for the three months ended September 30, 2020, up $1.3 million or 36.0% from the three months ended September 30, 2019. Strong purchase and refinance volume led to secondary market mortgage banking revenue increasing $1.3 million, or 232.3% year-over-year. Revenue increased $87,000, or 10.6% year-over-year, at First National Wealth Management, the Bank’s trust and investment management division. Service charge income and other income were both negatively impacted by lower transaction volume related to COVID-19.
•Non-interest expense for the three months ended September 30, 2020 was $9.3 million, up $236,000 or 2.6% from the three months ended September 30, 2019. Employee salary and benefit expense increased a modest 3.4% from the prior year; a 22.2% period to period increase in Furniture & Equipment expense reflects recent building and technology investments. FDIC insurance premium was fully offset by small bank assessment credits in the third quarter of 2019; all credits having been applied, the year-to-year increase is $189,000. Third quarter 2020 savings in other operating expenses versus the prior year reflect the cost of an asset disposition in 2019.
As mentioned previously, the Bank had $97.3 million in PPP loan balances as of September 30, 2020, comprised of 1,707 loans, representing an average loan size at origination of $56,960. The Company has accrued $3.80 million in associated origination fees, of which $382,000 were recognized in interest income in the second quarter, and $468,000 were recognized in the third quarter.
DIVIDEND
On September 24, 2020 the Company's Board of Directors declared a third quarter dividend of 31 cents per share. The third quarter dividend represents a payout to shareholders of 47.69% of earnings per share for the period, and was paid on October 16, 2020 to shareholders of record as of October 6, 2020.

ABOUT THE FIRST BANCORP
The First Bancorp, the parent company of First National Bank, is based in Damariscotta, Maine. Founded in 1864, First National Bank is a full-service community bank with $2.27 billion in assets. The Bank provides a complete array of commercial and retail banking services through sixteen locations in mid-coast and eastern Maine. First National Wealth Management, a division of the Bank, provides investment management and trust services to individuals, businesses, and municipalities. More information about The First Bancorp, First National Bank and First National Wealth Management may be found at www.thefirst.com.

The First Bancorp
Consolidated Balance Sheets (Unaudited)

In thousands of dollars, except per share data	September 30, 2020	December 31, 2019	September 30, 2019
Assets
Cash and due from banks	$22,742	$14,433	$21,418
Interest-bearing deposits in other banks	48,111	11,310	16,714
Securities available for sale	340,140	360,520	326,798
Securities to be held to maturity	331,962	281,606	298,786
Restricted equity securities, at cost	10,545	8,982	8,982
Loans held for sale	6,387	154	852
Loans	1,436,646	1,297,075	1,263,459
Less allowance for loan losses	15,371	11,639	11,765
Net loans	1,421,275	1,285,436	1,251,694
Accrued interest receivable	10,249	7,167	7,636
Premises and equipment	27,110	21,305	21,232
Other real estate owned	777	279	279
Goodwill	29,805	29,805	29,805
Other assets	47,523	47,799	49,031
Total assets	$2,296,626	$2,068,796	$2,033,227
Liabilities
Demand deposits	$248,444	$169,777	$171,623
NOW deposits	492,223	393,569	400,514
Money market deposits	156,948	161,000	148,689
Savings deposits	275,513	236,141	240,691
Certificates of deposit	252,461	277,225	319,292
Certificates $100,000 to $250,000	269,881	345,241	278,050
Certificates $250,000 and over	67,589	67,513	64,431
Total deposits	1,763,059	1,650,466	1,623,290
Borrowed funds	283,787	184,955	181,417
Other liabilities	30,340	20,867	20,031
Total Liabilities	2,077,186	1,856,288	1,824,738
Shareholders' equity
Common stock	109	109	109
Additional paid-in capital	64,943	63,964	63,602
Retained earnings	154,783	144,839	141,509
Net unrealized gain on securities available-for-sale	5,520	3,657	3,686
Net unrealized loss on securities transferred from available for sale to held to maturity	(139)	(182)	(189)
Net unrealized gain (loss) on cash flow hedging derivative instruments	(5,800)	97	(265)
Net unrealized gain on postretirement costs	24	24	37
Total shareholders' equity	219,440	212,508	208,489
Total liabilities & shareholders' equity	$2,296,626	$2,068,796	$2,033,227
Common Stock
Number of shares authorized	18,000,000	18,000,000	18,000,000
Number of shares issued and outstanding	10,942,959	10,899,210	10,896,331
Book value per common share	$20.05	$19.50	$19.13
Tangible book value per common share	$17.32	$16.75	$16.39

The First Bancorp
Consolidated Statements of Income (Unaudited)

	For the nine months ended September 30,		For the quarter ended September 30,
In thousands of dollars, except per share data	2020	2019	2020	2019
Interest income
Interest and fees on loans	$44,124	$44,450	$14,109	$14,993
Interest on deposits with other banks	87	145	8	48
Interest and dividends on investments	13,775	14,399	4,389	4,863
Total interest income	57,986	58,994	18,506	19,904
Interest expense
Interest on deposits	11,613	17,739	2,866	5,983
Interest on borrowed funds	2,219	2,180	895	695
Total interest expense	13,832	19,919	3,761	6,678
Net interest income	44,154	39,075	14,745	13,226
Provision for loan losses	4,550	875	1,800	250
Net interest income after provision for loan losses	39,604	38,200	12,945	12,976
Non-interest income
Investment management and fiduciary income	2,712	2,459	909	822
Service charges on deposit accounts	1,257	1,747	375	577
Net securities gains	1,179	15	—	15
Mortgage origination and servicing income	3,802	1,227	1,914	576
Other operating income	4,677	4,833	1,607	1,542
Total non-interest income	13,627	10,281	4,805	3,532
Non-interest expense
Salaries and employee benefits	14,719	13,698	5,032	4,865
Occupancy expense	2,117	1,931	709	644
Furniture and equipment expense	3,438	2,969	1,184	969
FDIC insurance premiums	548	439	189	—
Amortization of identified intangibles	32	32	10	10
Other operating expense	8,382	7,099	2,152	2,552
Total non-interest expense	29,236	26,168	9,276	9,040
Income before income taxes	23,995	22,313	8,474	7,468
Applicable income taxes	3,836	3,474	1,379	1,180
Net Income	$20,159	$18,839	$7,095	$6,288
Basic earnings per share	$1.86	$1.74	$0.65	$0.58
Diluted earnings per share	$1.84	$1.73	$0.65	$0.58

The First Bancorp
Selected Financial Data (Unaudited)

	As of and for the nine months ended September 30,		As of and for the quarter ended September 30,
Dollars in thousands, except for per share amounts	2020	2019	2020	2019

Summary of Operations
Interest Income	$57,986	$58,994	$18,506	$19,904
Interest Expense	13,832	19,919	3,761	6,678
Net Interest Income	44,154	39,075	14,745	13,226
Provision for Loan Losses	4,550	875	1,800	250
Non-Interest Income	13,627	10,281	4,805	3,532
Non-Interest Expense	29,236	26,168	9,276	9,040
Net Income	20,159	18,839	7,095	6,288
Per Common Share Data
Basic Earnings per Share	$1.86	$1.74	$0.65	$0.58
Diluted Earnings per Share	1.84	1.73	0.65	0.58
Cash Dividends Declared	0.92	0.89	0.31	0.30
Book Value per Common Share	20.05	19.13	20.05	19.13
Tangible Book Value per Common Share	17.32	16.39	17.32	16.39
Market Value	21.07	27.49	21.07	27.49
Financial Ratios
Return on Average Equity (a)	12.32%	12.49%	12.80%	11.99%
Return on Average Tangible Common Equity (a)	14.27%	14.67%	14.81%	14.01%
Return on Average Assets (a)	1.22%	1.26%	1.24%	1.24%
Average Equity to Average Assets	9.89%	10.11%	9.65%	10.33%
Average Tangible Equity to Average Assets	8.54%	8.61%	8.34%	8.84%
Net Interest Margin Tax-Equivalent (a)	2.93%	2.90%	2.82%	2.88%
Dividend Payout Ratio	49.46%	51.15%	47.69%	51.72%
Allowance for Loan Losses/Total Loans	1.07%	0.93%	1.07%	0.93%
Non-Performing Loans to Total Loans	0.63%	1.33%	0.63%	1.33%
Non-Performing Assets to Total Assets	0.43%	0.84%	0.43%	0.84%
Efficiency Ratio	50.00%	51.12%	45.97%	52.08%
At Period End
Total Assets	$2,296,626	$2,033,227	$2,296,626	$2,033,227
Total Loans	1,436,646	1,263,459	1,436,646	1,263,459
Total Investment Securities	682,647	634,566	682,647	634,566
Total Deposits	1,763,059	1,623,290	1,763,059	1,623,290
Total Shareholders' Equity	219,440	208,489	219,440	208,489
(a) Annualized using a 366-day basis for 2020 and a 365-day basis for 2019

Use of Non-GAAP Financial Measures
Certain information in this release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company's performance (including for purposes of determining the compensation of certain executive officers and other Company employees) and believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and with other financial institutions, as well as demonstrating the effects of significant gains and charges in the current period, in light of the disclosure practices employed by many other publicly-traded financial institutions. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
In several places net interest income is calculated on a fully tax-equivalent basis. Specifically included in interest income was tax-exempt interest income from certain investment securities and loans. An amount equal to the tax benefit derived from this tax-exempt income has been added back to the interest income total which, as adjusted, increased net interest income accordingly. Management believes the disclosure of tax-equivalent net interest income information improves the clarity of financial analysis, and is particularly useful to investors in understanding and evaluating the changes and trends in the Company's results of operations. Other financial institutions commonly present net interest income on a tax-equivalent basis. This adjustment is considered helpful in the comparison of one financial institution's net interest income to that of another institution, as each will have a different proportion of tax-exempt interest from its earning assets. Moreover, net interest income is a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average earning assets. For purposes of this measure as well, other financial institutions generally use tax-equivalent net interest income to provide a better basis of comparison from institution to institution. The Company follows these practices.
The following table provides a reconciliation of tax-equivalent financial information to the Company's consolidated financial statements, which have been prepared in accordance with GAAP. A 21.0% tax rate was used in both 2020 and 2019.

	For the nine months ended		For the quarters ended
In thousands of dollars	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Net interest income as presented	$44,154	$39,075	$14,745	$13,226
Effect of tax-exempt income	1,741	1,723	587	572
Net interest income, tax equivalent	$45,895	$40,798	$15,332	$13,798

The Company presents its efficiency ratio using non-GAAP information which is most commonly used by financial institutions. The GAAP-based efficiency ratio is non-interest expenses divided by net interest income plus non-interest income from the Consolidated Statements of Income. The non-GAAP efficiency ratio excludes securities losses and other-than-temporary impairment charges from non-interest expenses, excludes securities gains from non-interest income, and adds the tax-

equivalent adjustment to net interest income. The following table provides a reconciliation between the GAAP and non-GAAP efficiency ratio:

	For the nine months ended		For the quarters ended
In thousands of dollars	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Non-interest expense, as presented	$29,236	$26,168	$9,276	$9,040
Net interest income, as presented	44,154	39,075	14,745	13,226
Effect of tax-exempt interest income	1,741	1,723	587	572
Non-interest income, as presented	13,627	10,281	4,805	3,532
Effect of non-interest tax-exempt income	124	124	41	41
Net securities gains	(1,179)	(15)	—	(15)
Adjusted net interest income plus non-interest income	$58,467	$51,188	$20,178	$17,356
Non-GAAP efficiency ratio	50.00%	51.12%	45.97%	52.08%
GAAP efficiency ratio	50.60%	53.02%	47.45%	53.94%
The Company presents certain information based upon average tangible common equity instead of total average shareholders' equity. The difference between these two measures is the Company's intangible assets, specifically goodwill from prior acquisitions. Management, banking regulators and many stock analysts use the tangible common equity ratio and the tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method in accounting for mergers and acquisitions. The following table provides a reconciliation of average tangible common equity to the Company's consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles:

	For the nine months ended		For the quarters ended
In thousands of dollars	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Average shareholders' equity as presented	$218,603	$201,655	$220,465	$208,040
Less intangible assets	(29,920)	(29,963)	(29,934)	(29,978)
Tangible average shareholders' equity	$188,683	$171,692	$190,531	$178,062

To provide period-to-period comparison of operating results prior to consideration of credit loss provision and income taxes, the non-GAAP measure of Pre-Tax, Pre-Provision Net Income is presented. The following table provides a reconciliation to Net Income:

	For the nine months ended		For the quarters ended
In thousands of dollars	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Net Income, as presented	$20,159	$18,839	$7,095	$6,288
Add: provision for loan losses	4,550	875	1,800	250
Add: income taxes	3,836	3,474	1,379	1,180
Pre-Tax, pre-provision net income	$28,545	$23,188	$10,274	$7,718

Forward-Looking and Cautionary Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
Additional Information
For more information, please contact Richard M. Elder, The First Bancorp's Treasurer & Chief Financial Officer, at 207.563.3195.